Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Completes Clinical Stage of Phase 3 RESILIENT Study of TNX-102 SL for the Management of Fibromyalgia

Topline results expected late December 2023

RESILIENT is expected to be the final efficacy trial required for submission of a New Drug Application to FDA; first successful Phase 3 trial, RELIEF, achieved statistical significance (p=0.010),

Preliminary unaudited rate of adverse-event (AE) related discontinuations in the RESILIENT study was 4.8% which compares favorably with prior studies: RELIEF 6.0% and RALLY 10.7%

TNX-102 SL is a centrally acting, non-opioid analgesic

CHATHAM, N.J., November 15, 2023 (GLOBE NEWSWIRE) – Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a biopharmaceutical company with marketed products and a pipeline of development candidates, today announced the completion of the clinical phase of the Phase 3 registration-quality, double-blind, placebo-controlled RESILIENT1 study of TNX-102 SL2 (cyclobenzaprine HCl sublingual tablets) 5.6 mg for the management of fibromyalgia. A total of 457 patients were enrolled in this multi-site study in the U.S. Topline results are expected in late December 2023. If successful, it is expected to be the final, well-controlled efficacy trial required for submission of a New Drug Application (NDA) for approval by the U.S. Food and Drug Administration (FDA).

“There are an estimated 6-12 million individuals in the U.S. suffering from this debilitating condition, most of whom are women,” said Seth Lederman, M.D., Chief Executive Officer of Tonix Pharmaceuticals. “TNX-102 SL is a centrally-acting, non-opioid analgesic bedtime medication designed to be used on a chronic basis for the management of fibromyalgia. We believe TNX-102 SL works by improving sleep quality, which leads to improvement of other symptoms. In previous studies, TNX-102 SL showed broad coverage across the symptoms of fibromyalgia, including chronic widespread pain, fatigue and sleep disturbance.”

“The preliminary unaudited rate of adverse-event (AE) related discontinuations in the RESILIENT study was 4.8%,” said Gregory Sullivan, M.D., Chief Medical Officer of Tonix Pharmaceuticals. “This compares favorably to the blinded AE-related discontinuation rates in our two previous Phase 3 trials: 6.0% in RELIEF which achieved statistical significance on the primary endpoint (p=0.010), and 10.7% in RALLY which was stopped at the interim analysis. We later learned that an unexpectedly high rate of AE-related discontinuations in RALLY contributed to missing the primary endpoint. The study was conducted during the Delta wave of the COVID pandemic, which we believe may have contributed to patient discontinuations. AE-related discontinuations are treated as negative outcomes in the ‘missing data’ multiple imputation approach that is part of the analysis of the primary endpoint.”

In December 2020, Tonix reported positive results from the first Phase 3 RELIEF study of TNX-102 SL 5.6 mg for the management of fibromyalgia.3 TNX-102 SL met its pre-specified primary endpoint in the Phase 3 RELIEF trial, significantly reducing daily pain compared to placebo (p=0.010) in participants with fibromyalgia. Also, when the primary endpoint was analyzed as a ≥30% pain responder analysis, there was a higher rate of responders to TNX-102 SL (47%) than to placebo (35%; p=0.006). TNX-102 SL at 5.6 mg also showed activity in key secondary endpoints, demonstrating improvements in sleep quality, mitigation of fatigue, and fibromyalgia-specific global symptomatic and functional recovery. TNX-102 SL was generally safe and well tolerated in patients with fibromyalgia, with overall adverse event profile comparable to prior fibromyalgia studies. The most common treatment-emergent adverse events were oral hypoesthesia, oral paresthesia, and product taste abnormal.

1Clinical Trials.gov I.D. NCT05273749

2TNX-102 SL is an investigational new drug and is not approved for any indication.

3Lederman S, et al. Arthritis Care Res. 2023. 75(11):2359-2368.

About the Phase 3 RESILIENT Study

The RESILIENT study is a double-blind, randomized, placebo-controlled trial designed to evaluate the efficacy and safety of TNX-102 SL (cyclobenzaprine HCl sublingual tablets) in the management of fibromyalgia. The two-arm trial randomized 457 participants across 33 sites in the U.S. The first two weeks of treatment consist of a run-in period in which participants start on TNX-102 SL 2.8 mg (1 tablet) or placebo. Thereafter, all participants increase their dose to TNX-102 SL 5.6 mg (2 x 2.8 mg tablets) or two placebo tablets for the remaining 12 weeks. The primary endpoint is the daily diary pain severity score change from baseline to Week 14 (using the weekly averages of the daily numerical rating scale scores) for TNX-102 SL 5.6 mg vs. placebo, analyzed by mixed model repeated measures with multiple imputation.

For more information, see ClinicalTrials.gov Identifier: NCT05273749.

About Fibromyalgia

Fibromyalgia is a chronic pain disorder that is understood to result from amplified sensory and pain signaling within the central nervous system. Fibromyalgia afflicts an estimated 6-12 million adults in the U.S., approximately 90% of whom are women. Symptoms of fibromyalgia include chronic widespread pain, nonrestorative sleep, fatigue, and morning stiffness. Other associated symptoms include cognitive dysfunction and mood disturbances, including anxiety and depression. Individuals suffering from fibromyalgia struggle with their daily activities, have impaired quality of life, and frequently are disabled. Physicians and patients report common dissatisfaction with currently marketed products.

About TNX-102 SL

TNX-102 SL is a patented sublingual tablet formulation of cyclobenzaprine hydrochloride which provides rapid transmucosal absorption and reduced production of a long half-life active metabolite, norcyclobenzaprine, due to bypass of first-pass hepatic metabolism. As a multifunctional agent with potent binding and antagonist activities at the 5-HT2A-serotonergic, α1-adrenergic, H1-histaminergic, and M1-muscarinic receptors, TNX-102 SL is in development as a daily bedtime treatment for fibromyalgia, Long COVID (formally known as post-acute sequelae of COVID-19 [PASC]), alcohol use disorder and agitation in Alzheimer’s disease. The United States Patent and Trademark Office (USPTO) issued United States Patent No. 9636408 in May 2017, Patent No. 9956188 in May 2018, Patent No. 10117936 in November 2018, Patent No. 10,357,465 in July 2019, and Patent No. 10736859 in August 2020. The Protectic™ protective eutectic and Angstro-Technology™ formulation claimed in the patent are important elements of Tonix’s proprietary TNX-102 SL composition. These patents are expected to provide TNX-102 SL, upon NDA approval, with U.S. market exclusivity until 2034/2035.

Tonix Pharmaceuticals Holding Corp.*

Tonix is a biopharmaceutical company focused on commercializing, developing, discovering and licensing therapeutics to treat and prevent human disease and alleviate suffering. Tonix Medicines, our commercial subsidiary, markets Zembrace® SymTouch® (sumatriptan injection) 3 mg and Tosymra® (sumatriptan nasal spray) 10 mg under a transition services agreement with Upsher-Smith Laboratories, LLC from whom the products were acquired on June 30, 2023. Zembrace SymTouch and Tosymra are each indicated for the treatment of acute migraine with or without aura in adults. Tonix’s development portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS development portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead development CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia, having completed enrollment of a potentially confirmatory Phase 3 study in the third quarter of 2023, with topline data expected in late December 2023. TNX-102 SL is also being developed to treat fibromyalgia-type Long COVID, a chronic post-acute COVID-19 condition. Enrollment in a Phase 2 proof-of-concept study has been completed, and topline results were reported in the third quarter of 2023. TNX-1900 (intranasal potentiated oxytocin), is in development as a preventive treatment for chronic migraine, and enrollment has been completed in a Phase 2 proof-of-concept study with topline data expected in early December 2023. TNX-1900 is also being studied in binge eating disorder, pediatric obesity, bone health in autism, and social anxiety disorder by academic collaborators under investigator-initiated INDs. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication and has been granted Breakthrough Therapy designation by the FDA. A Phase 2 study of TNX-1300 is expected to be initiated in the fourth quarter of 2023. Tonix’s rare disease development portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan Drug designation by the FDA. Tonix’s immunology development portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 was initiated in the third quarter of 2023. Tonix’s infectious disease pipeline includes TNX-801, a vaccine in development to prevent smallpox and mpox. TNX-801 also serves as the live virus vaccine platform or recombinant pox vaccine platform for other infectious diseases, including TNX-1800, in development as a vaccine to protect against COVID-19. The infectious disease development portfolio also includes TNX-3900 and TNX-4000, which are classes of broad-spectrum small molecule oral antivirals.

*Tonix’s product development candidates are investigational new drugs or biologics and have not been approved for any indication.

Zembrace SymTouch and Tosymra are registered trademarks of Tonix Medicines. Intravail is a registered trademark of Aegis Therapeutics, LLC, a wholly owned subsidiary of Neurelis, Inc. All other marks are property of their respective owners.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the failure to successfully market any of our products; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

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